Exhibit 99.1

Contacts:	Investors
Anna Marie Dunlap
SVP Investor Relations/Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media
Cathy Kralik
PondelWilkinson, Inc.
310-279-5982

CORINTHIAN’S BOARD APPOINTS
NEW DIRECTOR, ALICE T. KANE

Santa Ana, CA, July 14, 2005 – Corinthian Colleges, Inc. (NASDAQ:COCO) announced that its board of directors has appointed Alice T. Kane to serve as a Class I director and a member of the audit and compensation committees of the board, effective July 12, 2005. Kane’s appointment increases the number of Corinthian board members to eight directors from seven, including six non-employee directors. Kane’s term of office will expire in November 2005, at which time she is expected to stand for re-election for another three-year term. The board is in the final stages of a search for one more independent director, which will increase the total number of directors to nine.

Kane, 57, brings more than 30 years of leadership in the financial services industry to Corinthian’s board, most recently as a founder of Q-Cubed Alternative Advisor LLC, a hedge fund, where she has been its chair and managing director since September 2004.

“Alice Kane has had an exceptional career in the financial services industry, characterized by innovation and delivering superior financial results,” said Jack D. Massimino, Corinthian’s president and chief executive officer. “Her extensive experience and insight into financial markets, and her legal, regulatory, marketing and management background will be of great benefit in guiding overall company strategy. We welcome Alice as a valued addition to our board and look forward to her contributions as we continue to build a sustainable business for the long term.”

Prior to founding Q-Cubed, Kane was chairman of Blaylock Asset Management, a start-up minority- and women-owned institutional manager, from 2002 to 2004, and provided consulting services for Blaylock from 2001 until joining the firm. Prior to Blaylock, she was a senior executive with American General Financial Group. Kane joined American General in 1998 and served as chairman and president of three mutual fund and variable annuity businesses with combined assets of over $30 billion. She created the vision for American General’s asset management businesses, both retail and institutional. Kane began her career at New York Life Insurance Company, where she was employed for 26 years beginning in 1972. While at New York Life, she was the executive vice president in charge of its $40 billion asset management business and a member of the executive management committee. Kane also served as executive vice president and general counsel of New York Life from 1986 to 1995.

Kane has served as a member of the board of directors of Guess? Inc., since 1998 and is a member of its audit, executive and nominating committees. She also is currently a director for Sparx Funds Trust, a mutual fund, and serves as a member of its audit committee.

Kane was a member of the board of governors of the National Association of Securities Dealers and its successor organization, the National Association of Securities Dealers Regulation.

Kane holds a Bachelor of Arts degree in Political Science from Manhattanville College and a Juris Doctorate from New York University School of Law.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 colleges in 24 states in the U.S. and 34 colleges and 15 corporate training centers in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and master’s, bachelor’s and associate’s degrees in a variety of fields, concentrating on careers in health care, business, criminal justice, transportation maintenance, trades and technology.

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